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                                                                     Exhibit 5.1

            [KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP LETTERHEAD]


                                 June 20, 1996


Dove Audio, Inc.
8955 Beverly Boulevard
West Hollywood, California 90048


Gentlemen:

        We have acted as special counsel to Dove Audio, Inc., a California corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement"), filed pursuant to the Securities Act of 1933, as amended (the "Act"), relating to the offering by the Company of up to an aggregate of 400,000 shares of the Company's common stock, par value $.01 per share (the "Common Stock"), pursuant to its 1994 Stock Incentive Plan (the "Plan").

        In that connection, we have reviewed the Amended and Restated Articles of Incorporation of the Company, its By-Laws, resolutions of its Board of Directors and such other documents and records as we have deemed appropriate.

        On the basis of such review and having regard to legal considerations that we deemed relevant, it is our opinion that the Common Stock to be issued by the Company pursuant to the Plan has been duly authorized, and when (i) the Registration Statement shall have become effective and (ii) the Common Stock has been issued and paid for as described in Registration Statement will be duly and validly issued, fully paid and non-assessable.

        We hereby consent to the use of this opinion as an Exhibit to the Registration Statement. In giving this opinion, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.


                                 Very truly yours,

                                 /s/ Kaye, Scholer, Fierman, Hays & Handler, LLP